This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

                                                                November 7, 2002
                           OFFER TO PURCHASE FOR CASH

                     All of the Outstanding Common Shares of

                           MED NET INTERNATIONAL LTD.

                                  at a price of

                             $1.15 per common share

                                       by

                                MFC BANCORP LTD.

This offer to purchase (the "Offer") by MFC Bancorp Ltd. (the "Offeror") of all of the issued and outstanding ordinary shares, par value $0.30 (the "Common Shares") of Med Net International Ltd. ("Med Net"), at a price of $1.15 per Common Share, will be open for acceptance until 12:00 Midnight (Vancouver time) on December 17, 2002 (the "Expiry Time"), unless extended or withdrawn. The Offer is subject to certain conditions which are described in Section 3 of the Offer, "Conditions of the Offer".

The closing price of the Common Shares of Med Net on the TSX on November 6, 2002, the last trading day prior to the announcement of the Offer, was $0.95. The Offer price represents a 21% premium to the November 6, 2002 closing price. The Offeror owns 317,536 Common Shares or approximately 9.2% of the outstanding Common Shares.

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal, or a facsimile thereof, and deposit it, together with certificates representing their Common Shares, at the office of CIBC Mellon Trust Company (the "Depositary") specified in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal so as to arrive there not later than the Expiry Time. Alternatively, shareholders may follow the procedures for guaranteed delivery set forth in
Section 2 of the Offer, "Manner and Time of Acceptance - Procedures for Guaranteed Delivery".

Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

Questions and requests for assistance may be directed to, and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, on request from:

                            CIBC Mellon Trust Company
         at its telephone numbers or locations set out on the back page.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR, OR ITS AGENTS, MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN SUCH JURISDICTION.

THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION
CONTAINED  IN  THIS  DOCUMENT.  ANY  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NO BROKER DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS DOCUMENT AND, IF GIVEN, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR DEPOSITARY.

         (See "Notice to U.S. Holders of Common Shares" - cover continued on the following page)

                     NOTICE TO U.S. HOLDERS OF COMMON SHARES

The Offer is made for the securities of a foreign issuer. The Offer is subject to, and the Offeror is permitted to propose the Offer pursuant to, the disclosure requirements of Canada, which are different from those of the United States.

Shareholders should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of securities of Med Net that are the subject of the Offer during the period of the Offer, as permitted by applicable laws or regulations of Canada or its provinces.

Shareholders should be aware that a tender of Common Shares under the Offer may have tax consequences both in the United States and Canada. Such consequences to shareholders who are resident in or citizens of the United States may not be fully described herein. Such shareholders are urged to consult their tax advisors.

In this Offer and the accompanying take-over bid circular, except where otherwise indicated, all references to "dollars" or "$" are to Canadian dollars. The Bank of Canada noon spot exchange rate on November 7, 2002 was Cdn $1.5530 = U.S. $1.00.

        ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

The Offeror is a company continued under the laws of the Yukon Territory, Canada. The directors, controlling persons and officers named herein are residents of Canada or other jurisdictions outside the United States and a substantial portion of the Offeror's assets are located outside the United States. As a result, it may be difficult for shareholders to effect service within the United States upon the directors, controlling persons and officers of the Offeror, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws. There is doubt as to the enforceability in Canada or elsewhere against the Offeror or its directors, controlling persons and officers, who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

SUMMARY                                                                       4

DEFINITIONS                                                                   7

THE OFFER
1.     THE OFFER                                                              9
2.     MANNER AND TIME OF ACCEPTANCE                                          9
3.     CONDITIONS OF THE OFFER                                               12
4.     EXTENSION AND VARIATION OF THE OFFER                                  14
5.     RIGHT OF WITHDRAWAL                                                   15
6.     PAYMENT FOR DEPOSITED COMMON SHARES                                   16
7.     RETURN OF DEPOSITED COMMON SHARES                                     17
8.     CHANGE IN CAPITALIZATION, DIVIDENDS AND DISTRIBUTIONS                 17
9.     NOTICE AND DELIVERY                                                   18
10.    MAIL SERVICE INTERRUPTION                                             18
11.    ACQUISITION OF COMMON SHARES NOT DEPOSITED                            18
12.    MARKET PURCHASES                                                      19
13.    OTHER TERMS OF THE OFFER                                              19

THE CIRCULAR
1.     THE OFFEROR                                                           21
2.     MED NET                                                               21
3.     PURPOSE OF THE OFFER                                                  22
4.     REASONS TO ACCEPT THE OFFER                                           22
5.     BENEFICIAL OWNERSHIP OF COMMON SHARES                                 23
6.     COMMITMENTS TO ACQUIRE SECURITIES                                     23
7.     ARRANGEMENTS BETWEEN THE OFFEROR AND CERTAIN SHAREHOLDERS
         MED NET                                                             23
8.     SOURCE OF FUNDS                                                       23
9.     MARKET FOR COMMON SHARES                                              24
10.    EFFECT OF THE OFFER ON MARKET AND LISTING                             24
11.    TRADING IN COMMON SHARES                                              24
12.    DIVIDEND POLICY                                                       24
13.    PREVIOUS DISTRIBUTIONS                                                25
14.    MATERIAL CHANGES AND OTHER INFORMATION                                25
15.    DEPOSITARY                                                            25
16.    ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER            25
17.    CERTAIN TAX CONSEQUENCES                                              27
18.    ACCEPTANCE OF THE OFFER                                               29
19.    FINANCIAL STATEMENTS                                                  29
20.    SHAREHOLDERS' STATUTORY RIGHTS                                        29
21.    DIRECTORS' APPROVAL                                                   29

CERTIFICATE                                                                  30

                                     SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained in the Offer and the Circular. Shareholders are urged to read the Offer and the Circular in their entirety. Capitalized terms used but not defined in this summary have the respective meanings ascribed to them in the Offer and Circular. See "Definitions".

THE  OFFER

The Offeror is offering, during the Offer Period and on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Common Shares and all Common Shares which may become outstanding on the exercise of stock options at a price of $1.15 in cash per Common Share. The Offer represents a premium of 21% to the closing price of the Common Shares on the TSX on November 6, 2002, the last trading day prior to the announcement of the Offer. The Offer is made only for Common Shares and not for options to acquire Common Shares. Any holder of such options who wishes to accept the Offer should, to the extent permitted by the terms thereof, exercise such options and tender such Common Shares under the Offer.

TIME  FOR  ACCEPTANCE

The Offer is open for acceptance until 12:00 Midnight (Vancouver time) on December 17, 2002, subject to certain rights of extension and withdrawal. See
Section  4  of  the  Offer,  "Extension  and  Variation  of  the  Offer".

CONDITIONS  OF  THE  OFFER

The Offeror reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in
Section 3 of the Offer, "Conditions of the Offer" are satisfied or waived by the Offeror.

REASONS  TO  ACCEPT  THE  OFFER

(a) The Offer provides Shareholders with an attractive premium to the market price of the Common Shares prevailing prior to the announcement of the Offer. The Offer of $1.15 in cash per Common Share represents a 21% premium to the closing price of the Common Shares on the TSX on the last trading day prior to the announcement of the Offer.

(b)     The  Common  Shares  have  limited  trading  activity.

See  Section  4  of  the  Circular,  "Reasons  to  Accept  the  Offer".

PURPOSE  OF  THE  OFFER

The purpose of the Offer is for the Offeror, its affiliates and associates to purchase, upon and subject to the terms and conditions of the Offer, Common Shares for investment purposes. As the Common Shares have a limited public market float and limited trading activity, the Offeror determined that the Offer was the best method of purchasing Common Shares not held by it. The Offeror believes that if a significant number or all of the outstanding Common Shares not held by the Offeror are tendered under the Offer and acquired by the Offeror, it will provide stability in the ownership of Med Net and will allow the Offeror to provide expertise with respect to, and allow management to focus on, the operations of Med Net. If the Offeror acquires a sufficient number of Common Shares under the Offer and if permitted by applicable law, subsequent to the completion of the Offer, the Offeror may delist the Common Shares from the TSX and may apply to cause Med Net to cease to be a reporting issuer under
Canadian  securities  laws  in  order to reduce Med Net's operating costs.   See
Section  3  of  the  Circular,  "Purpose  of  the  Offer".

MANNER  OF  ACCEPTANCE

A Shareholder wishing to accept the Offer must deposit the certificate or certificates representing such Shareholder's Common Shares, together with a properly completed and duly executed Letter of Transmittal, or facsimile thereof, and all other documents required by the Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal not later than the Expiry Time, as provided in Section 2 of the Offer, "Manner and Time of Acceptance - Acceptance of Offer". Instructions are contained in the Letter of Transmittal which accompanies the Offer. Shareholders whose Common Shares are registered in the name of a stock broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the deposit of their Common Shares.

Alternatively, if such certificates and other required documents cannot be delivered prior to the Expiry Time, Common Shares may be deposited in accordance with the procedures for guaranteed delivery as set forth in Section 2 of the Offer, "Manner and Time of Acceptance - Procedures for Guaranteed Delivery".

PAYMENT  FOR  DEPOSITED  COMMON  SHARES

Subject to the terms and conditions of the Offer, the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn not later than 10 days after the Expiry Time, and pay for the Common Shares taken up as soon as possible but, in any event, not later than three Business Days after taking up such shares. See Section 6 of the Offer, "Payment for Deposited Common Shares".

WITHDRAWAL  OF  DEPOSITED  COMMON  SHARES

All deposits of Common Shares pursuant to the Offer are irrevocable, except as provided in Section 5 of the Offer, "Right of Withdrawal".

BENEFICIAL  OWNERSHIP  OF  COMMON  SHARES

The Offeror owns 317,536 Common Shares, or approximately 9.2% of the outstanding Common Shares. Except for such Common Shares, neither the Offeror, nor any of the directors or senior officers of the Offeror, nor, to the best of the knowledge of the Offeror, any associate of the directors or senior officers of the Offeror, nor any person acting jointly or in concert with the Offeror, owns or exercises control or direction over securities of Med Net. To the knowledge of the Offeror and its directors and senior officers, based upon a review of publicly available documents, as at May 16, 2002, only those persons set forth in Section 5 of the Circular, "Beneficial Ownership of Common Shares", own or exercise control or direction over 10% or more of any class of voting securities of Med Net.

ARRANGEMENTS  BETWEEN  THE  OFFEROR  AND  CERTAIN  SHAREHOLDERS  OF  MED  NET

There are no agreements, arrangements or understandings, formal or informal, between the Offeror and any Shareholder with respect to the Offer or between the Offeror and any person or company with respect to any securities of Med Net in relation to the Offer.

ACQUISITION  OF  COMMON  SHARES  NOT  DEPOSITED

If the Offer results in the Offeror acquiring at least 95% of the issued and outstanding Common Shares (including any Common Shares held on the date of the Offer by or on behalf of the Offeror and its associates and affiliates), the Offeror will be entitled, and reserves the right (and intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to acquire the remaining Common Shares pursuant to the compulsory acquisition provisions of the Companies Act. If the Offeror takes up and pays for Common Shares validly deposited under the Offer and acquires less than such percentage thereof, or the compulsory acquisition provisions of the Companies Act are otherwise unavailable, the Offeror reserves the right (and intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to pursue other means of acquiring, directly or indirectly, all of the Common Shares available in accordance with applicable laws, including a Subsequent Acquisition Transaction. See Section 16 of the Circular,
"Acquisition  of  Common  Shares  Not  Deposited  Under  the  Offer".

SUMMARY  OF  CERTAIN  TAX  CONSIDERATIONS

The sale of Common Shares under the Offer will be a taxable disposition for Canadian federal income tax purposes. Canadian residents will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received for the Common Shares, net of disposition costs, exceed (or are less than) the adjusted cost base thereof. Non-residents will not be liable for any Canadian income tax on such disposition, provided the Common Shares do not represent "taxable Canadian property" to such non-resident Shareholders for purposes of the Tax Act. See Section 17 of the Circular, "Certain Tax Consequences". Shareholders who are not residents of Canada, for tax purposes, should consult with their own tax advisers with respect to the tax consequences in their jurisdiction of residence of tendering their Common Shares pursuant to the terms and conditions of the Offer.

STATUTORY  RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

DEPOSITARY

CIBC Mellon Trust Company is acting as the depositary under the Offer. The Depositary will receive deposits of certificates representing the Common Shares and accompanying Letters of Transmittal at its office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery. The Depositary is responsible for giving notices, if required, and for making payment on behalf of the Offeror for all Common Shares purchased by the Offeror under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer. See Section 15 of the Circular, "Depositary".

THE  OFFEROR

The Offeror is a company continued under the laws of the Yukon Territory in Canada and its common shares are quoted for trading on the NASDAQ National
Market and listed on the Frankfurt Stock Exchange. The Offeror trades on the NASDAQ National Market under the symbol "MXBIF" and on the Frankfurt Stock Exchange under the symbol "MFCGR". The Offeror is active in merchant banking and principally operates through a wholly-owned subsidiary, MFC Merchant Bank S.A., a fully licensed Swiss Bank. See Section 1 of the Circular, "The Offeror".

MED  NET

The information concerning Med Net contained in this summary has been taken from and is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources, including the U.S. Securities and Exchange Commission. The Offeror has not independently verified the accuracy or completeness of any of the statements contained herein and taken from or based upon such information. Although the Offeror has no knowledge that would indicate that any of the statements contained herein and taken from or based upon such information are untrue or incomplete, the Offeror does not assume responsibility for the accuracy or completeness of such information, or for any failure by Med Net to disclose publicly events or facts that may have occurred or may affect the significance or accuracy of any such information and that are unknown to the Offeror.

Med Net is in the business of establishing and operating eye care centers in China to provide technically advanced eye care services to people in China. Med Net establishes and operates these centers through co-operative joint ventures with government controlled hospitals in China. Med Net also sells medical supplies, including intraocular lenses, visco-elastic for cataract surgery, sutures and blades and certain ophthalmic and aesthetic products. Med Net currently operates 10 eye care centers and is proposing to open one new center in 2002. Med Net has also entered into agreements to market certain ophthalmic and aesthetic products and operate the business of an intraocular lens manufacturer. Med Net is proposing to open a commercial aesthetic center for laser skin care in 2002. See Section 2 of the Circular, "Med Net".

                                   DEFINITIONS

In the Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below.

"affiliate"  has  the meaning ascribed thereto in the Companies Act, as amended.

"associate" has the meaning ascribed thereto in the Securities Act (Ontario), as amended.

"Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Vancouver, British Columbia are not open for business.

"CCRA"  means  the  Canada  Customs  and  Revenue  Agency.

"Circular" means the take-over bid circular accompanying the Offer and forming part hereof.

"Common Shares" means the ordinary shares, par value $0.30 in the capital of Med Net as currently constituted.

"Companies Act" means The Companies Act, 1981 (Bermuda), as amended from time to time.

"Compulsory Acquisition" has the meaning ascribed thereto under Section 16 of the Circular, "Acquisition of Common Shares Not Deposited Under the Offer - Compulsory Acquisition".

"CVMQ"  means  the  Commission  des  valeurs  mobilieres  du  Quebec.

"Depositary"  means  CIBC  Mellon  Trust  Company.

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Association Medallion
Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP).

"Expiry Date" means December 17, 2002 or such later date or dates as may be fixed by the Offeror from time to time pursuant to Section 4 of the Offer, "Extension and Variation of the Offer".

"Expiry Time" means 12:00 Midnight (Vancouver time) on the Expiry Date, or such other time or times as may be fixed by the Offeror from time to time pursuant to
Section  4  of  the  Offer,  "Extension  and  Variation  of  the  Offer".

"Letter of Transmittal" means the letter of transmittal (printed on yellow paper) in the form accompanying the Offer and Circular, for use in connection with the Offer.

"Material Adverse Effect" means any material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse change) individually or in the aggregate in the business, affairs, operations, assets, capitalization, financial condition, results of operations, or liabilities, whether contractual or otherwise, of Med Net and its subsidiaries considered as a whole or with respect to the regulatory regime applicable to their respective businesses.

"MFC" means MFC Bancorp Ltd., a corporation continued under the laws of the Yukon Territory, Canada.

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery (printed on green paper) in the form accompanying the Offer and Circular, for use in connection with the Offer.

"Offer"  means  the offer to purchase Common Shares made hereby to Shareholders.

"Offer Period" means the period commencing on the date of mailing of the Offer and ending at the Expiry Time.

"Offeror"  means  MFC.

"Offer to Purchase" has the meaning ascribed thereto in Section 1 of the Offer, "The Offer".

"OSC"  means  the  Ontario  Securities  Commission.

"person" includes an individual, body corporate, partnership, syndicate or other form of unincorporated association.

"Rule  61  -  501"  means  Rule  61-501  of  the  OSC.

"Policy  Q-27"  means  Policy  No.  Q-27  of  the  CVMQ.

"Sedar"  means  the  System  for  Electronic  Document  Analysis  and Retrieval.

"Shareholders"  means  the  holders  of  Common  Shares.

"Subsequent  Acquisition  Transaction"  has  the  meaning ascribed thereto under
Section 16 of the Circular, "Acquisition of Common Shares Not Deposited Under the Offer - Subsequent Acquisition Transaction".

"subsidiary"  has the meaning ascribed thereto in the Companies Act, as amended.

"Tax  Act"  means  the  Income  Tax  Act,  R.S.C.  1985,  c.  I-3.3, as amended.

"TSX"  means  the  Toronto  Stock  Exchange.

                                    THE OFFER


To:     The  Holders  of  Common  Shares  of  Med  Net  International  Ltd.

1.     The  Offer

The Offeror hereby offers to purchase, upon the terms and subject to the conditions set forth in this Offer and the accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "Offer to Purchase"), all of the issued and outstanding Common Shares and all Common Shares which may become outstanding on the exercise of stock options at a price of $1.15 in cash per Common Share. The Offer represents a premium of 21% to the closing price of the Common Shares on the TSX on November 6, 2002, the last trading day prior to the announcement of the Offer.

THE OFFER IS MADE ONLY FOR COMMON SHARES AND IS NOT MADE FOR ANY OPTIONS TO PURCHASE OR TO RECEIVE COMMON SHARES. ANY HOLDER OF SUCH OPTIONS WHO WISHES TO ACCEPT THE OFFER MUST, TO THE EXTENT PERMITTED THEREBY AND HEREBY, EXERCISE SUCH OPTIONS IN ORDER TO OBTAIN CERTIFICATES REPRESENTING COMMON SHARES AND DEPOSIT SUCH COMMON SHARES IN ACCORDANCE WITH THE OFFER.

THE ACCOMPANYING CIRCULAR, LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY ARE INCORPORATED INTO AND FORM PART OF THE OFFER AND CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

2.     Manner  and  Time  of  Acceptance

The Offer is open for acceptance until the Expiry Time, being 12:00 Midnight (Vancouver time) on December 17, 2002, or until such time and date to which the Offer may be extended by the Offeror at its discretion, unless the Offer is withdrawn by the Offeror.

Acceptance  of  Offer

The Offer may be accepted by delivering to the Depositary at its office listed in the Letter of Transmittal, to be received by the Depositary no later than the Expiry Time:

  (a) the certificates representing the Common Shares in respect of which the Offer is being accepted;

  (b) the Letter of Transmittal or facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

  (c) all other documents required by the instructions set out in the Letter of Transmittal.

A Shareholder that is unable to comply on a timely basis with the delivery procedures provided above may nevertheless accept the Offer by following the procedures set forth below for guaranteed delivery.

Except as may otherwise be provided in the Letter of Transmittal, the signatures on each Letter of Transmittal must be guaranteed by an Eligible Institution.

If a Letter of Transmittal in respect of deposited Common Shares is executed by a person other than the registered holder of the Common Shares represented by the certificates deposited therewith, then the certificates must be endorsed or accompanied by appropriate share transfer powers duly and properly completed by the registered holder, with the signature on the endorsement or share transfer power guaranteed by an Eligible Institution.

Procedures  For  Guaranteed  Delivery

If  a  person  wishes  to  deposit  Common  Shares  pursuant  to this Offer and:

  (a) the certificates representing the Common Shares are not immediately available; or

  (b) such person cannot deliver the certificates and all other required documents to the Depositary prior to the Expiry Time,

such Common Shares may nevertheless be deposited provided that all of the following conditions are met:

    (i)    such  deposit  is  made  by  or  through  an  Eligible  Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, in the appropriate form enclosed herewith or facsimile thereof, is received by the Depositary at its office set forth in the Notice of Guaranteed Delivery prior to the Expiry Time; and

    (iii) the certificates representing deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof relating to the Common Shares and any other documents required by such Letter of Transmittal, are received at the office of the Depositary set forth in the Notice of Guaranteed Delivery within three Business Days after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or sent by facsimile transmission or mailed to the Depositary prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

General

In all cases, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing Common Shares, a properly completed and duly executed Letter of Transmittal or facsimile thereof covering such Common Shares, with the signatures guaranteed by an Eligible Institution, if required, in accordance with the instructions set out in the Letter of Transmittal, and any other required documents.

THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THOSE DOCUMENTS. THE OFFEROR RECOMMENDS THAT SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT BE OBTAINED OR, IF MAILED, THAT REGISTERED MAIL, PROPERLY INSURED, BE USED WITH AN ACKNOWLEDGMENT OF RECEIPT REQUESTED.

HOLDERS OF COMMON SHARES WHOSE CERTIFICATES REPRESENTING BENEFICIAL OWNERSHIP OF COMMON SHARES ARE REGISTERED IN THE NAME OF A NOMINEE SHOULD CONTACT THEIR BROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE IN DEPOSITING SUCH COMMON SHARES.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to this Offer will be determined by the Offeror in its sole discretion, and Shareholders depositing Common Shares agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Common Shares. There shall be no obligation on part of the Offeror or the Depositary to give notice of any defect or irregularity in any deposit and no liability shall be incurred by either of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of this Offer (including the Circular, Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set out herein.

Power  of  Attorney

The execution of a Letter of Transmittal by a Shareholder irrevocably constitutes and appoints Roy Zanatta, the Secretary of the Offeror, or in his place, Michael J. Smith, the Chief Executive Officer of the Offeror, or any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Common Shares covered by the Letter of Transmittal with respect to the Common Shares deposited under the Letter of Transmittal which are taken up and paid for under the Offer (the "Purchased Securities"), and with respect to any and all dividends, distributions, payments, securities, rights, warrants or other interests declared, paid, issued, distributed, made or transferred (collectively, "Other Securities") on or in respect of the Purchased Securities on or after the date of this Offer.

The power of attorney granted irrevocably upon the execution of the Letter of Transmittal shall be effective on and after the date that the Offeror takes up and pays for the Purchased Securities (the "Effective Date") with full power of substitution, in the name and on behalf of such holder (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (a) register or record, transfer and enter the transfer of Purchased Securities and any Other Securities on the appropriate registers maintained by Med Net; (b) exercise any and all rights of the holder in respect of the Purchased Securities and Other Securities, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities and any and all Other Securities, revoke any such instrument, authorization or consent given prior to, on, or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxyholder or the proxy nominee or nominees of such Shareholder in respect of such Purchased Securities and such Other Securities for all purposes including, without limitation, in connection with any meeting of holders of securities of Med Net (whether annual, special or otherwise and any adjournment or adjournments thereof); and (c) execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Securities and Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Securities or Other Securities, all as set forth in the Letter of Transmittal.

Furthermore, a holder of Purchased Securities or Other Securities who executes a Letter of Transmittal agrees, effective from and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting of holders (whether annual, special or otherwise and any adjournment or adjournments thereof) of Purchased Securities or Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Securities or Other Securities and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy or proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Securities or Other Securities who executes a Letter of Transmittal covenants to execute, upon request, any additional documents necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities and Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.

Depositing  Shareholders'  Representations  and  Warranties

The deposit of Common Shares pursuant to the procedures described above will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representations and warranties that: (i) such Shareholder depositing Common Shares has full power and authority to deposit, sell, assign and transfer the Common Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any Common Shares (or any Other Securities) to any person; (ii) such Shareholder depositing Common Shares, or on whose behalf such Common Shares are being deposited, has good title to and is the beneficial owner of the Common Shares (and any Other Securities) being deposited within the meaning of applicable securities laws; (iii) the deposit of such Common Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Common Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others whatsoever, whether existing, pending or contingent.

3.     Conditions  of  the  Offer

Notwithstanding any other provision of this Offer, the Offeror reserves the right to withdraw or amend this Offer or to elect not to take up or accept for payment or pay for, or to extend the Offer Period and postpone taking up and paying for, any Common Shares deposited under the Offer unless each of the following conditions is satisfied or waived by the Offeror at or prior to the Expiry Time:

   (a) there shall not have occurred (and there shall not have been generally disclosed, if not previously disclosed generally and not disclosed to the Offeror in writing) any event which would or may have a Material Adverse Effect including, without limitation, any change in the general economic, political, legal, financial, currency exchange or securities market conditions or any change in governmental regulation or policy or any act of terrorism which has or may have a Material Adverse Effect;

   (b) all governmental or regulatory consents or approvals which the Offeror, in its sole discretion, views as being necessary or desirable shall have been received on terms and conditions satisfactory to the Offeror in its sole judgment, acting reasonably, and shall be in full force and effect;

   (c) the Offeror shall be satisfied that the Offeror, or any of its respective affiliates, is recognized, whether by the Depositary, the Shareholders or any other appropriate person or regulatory authority, as having full power and authority to vote the Common Shares taken up and paid for by the Offeror pursuant to the Offer, at any meeting of the Shareholders, whether in person, by proxy or otherwise;

   (d) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by a private person (including, without limitation, any individual, body corporate, partnership, syndicate or other form of unincorporated entity) whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law:

         (i) which, in the sole discretion of the Offeror, acting reasonably, has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the ability of the Offeror to complete a Compulsory Acquisition or Subsequent Acquisition Transaction;

         (ii) which, if the Offer was consummated, would materially and adversely affect Med Net or the Offeror or the Offeror's ability to effect or to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction;

   (e) no undisclosed action prior to the date of this Offer, nor any action subsequent to such date, by any person or company, including, without limitation, a governmental or regulatory authority, shall result in a material change in the business, operations, capital or affairs of Med Net and its subsidiaries, considered as a whole, and no law or regulation, or change in an existing law or regulation, shall have been proposed or enacted that has or may have a material adverse effect upon the right of the Offeror or any of its affiliates directly or indirectly to own or exercise full rights of ownership over the Common Shares;

   (f) there shall not exist any prohibition at law or equity against the Offeror making the Offer or taking up and paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

   (g) the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Med Net with any securities commission, stock exchange or similar securities regulatory authority in any of the provinces or territories of Canada or elsewhere prior to the Effective Date, including, without limitation, any annual report, financial statement, material change report or management proxy circular or in any document so filed or released by or on behalf of Med Net to the public;

   (h) without the written consent of the Offeror, since November 7, 2002, Med Net shall not have, or permitted any of its subsidiaries to have:

         (i) issued, authorized or proposed the issuance of, or purchased or proposed the purchase of, any shares of its share capital of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

         (ii) acquired or agreed to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of a corporation, partnership, association or other business organization or division thereof, which acquisition would be material to the business or financial condition of Med Net;

         (iii) entered into any new agreements, commitments or undertakings of a material nature or undertaken any other material action; or

         (iv) sold, leased or otherwise disposed of any of its assets that are material, individually or in the aggregate, to its business or financial condition; and

   (i)   the  Offeror  shall  have  determined  in  its  sole  discretion  that:

         (i) no material right of Med Net or any of its subsidiaries has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer or otherwise, which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Common Shares under the Offer; or

         (ii) no covenant, term or condition of any instrument or agreements of Med Net or any of its subsidiaries exists which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Common Shares under the Offer (including, without limitation, any default, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the Common Shares under the Offer).

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to any such condition or may be waived by the Offeror in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights that the Offeror may have under this Offer. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 3 will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of this Offer shall be effective upon oral or written notice being given by the Offeror to that effect to the Depositary at its office shown on the last page of the Circular. If the Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Common Shares deposited under this Offer and the Depositary will return all certificates for deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.

4.     Extension  and  Variation  of  the  Offer

This  Offer  is  open  for  acceptance prior to, but not after, the Expiry Time.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time while this Offer is open for acceptance, to extend the period of time during which this Offer is open, or to vary this Offer, by giving oral or written notice of such extension or variation to the Depositary at its office shown on the last page of the Circular, and by causing the Depositary to provide as soon as is practicable thereafter a notice in writing in the manner set forth under Section 9 of the Offer, "Notice and Delivery", respecting such extension or variation, to all registered holders of Common Shares that have not been taken up by the Offeror, if required by applicable law. The Offeror shall, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide a copy of such notice thereof to the TSX. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office shown on the last page of this Circular.

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office as set out on the last page of the Circular, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 9 of the Offer, "Notice and Delivery" to all Shareholders whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy thereof to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office as set out on the last page of the Circular.

Under applicable Canadian provincial securities legislation, if there is a variation in the terms of this Offer, other than a variation consisting solely of the waiver of a condition of this Offer, the period during which Common Shares may be deposited pursuant to this Offer shall not expire before 10 days after the notice of variation has been delivered to Shareholders, unless otherwise permitted by applicable law and subject to such orders as may be granted by Canadian securities regulatory authorities.

Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied, unless the Offeror first takes up and pays for all Common Shares deposited under the Offer and not withdrawn.

During any such extension or in the event of any variation or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 5 of the Offer, "Right of Withdrawal". An extension of the Expiry Time, a variation of the Offer or a change in information does not constitute a waiver by the Offeror of its rights under Section 3 of the Offer, "Conditions of the Offer". If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer.

5.     Right  of  Withdrawal

Except as may otherwise be provided for herein, deposits of Common Shares pursuant to this Offer are irrevocable. Any Common Shares deposited in acceptance of this Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

   (a)   at any  time  before  the  Common  Shares  are taken up by the Offeror;

   (b) at any time after three Business Days from the date the Offeror takes up such Common Shares, if such Common Shares have not been paid for by the Offeror;

   (c) if after 45 days from the date of the Offer the Common Shares are taken up but not paid for by the Offeror, prior to the receipt by the Depositary of a notice of withdrawal in respect of such Common Shares; or

   (d) at any time before the expiration of 10 days from the date upon which either:

         (i) a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

         (ii) a notice of variation concerning a variation of the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than 10 days or a variation consisting solely of a waiver of a condition of the Offer);

         is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice, subject to such orders as may be granted by applicable courts or securities regulatory authorities.

Withdrawal of Common Shares deposited must be effected by notice of withdrawal, which must be made by or on behalf of the holder by whom or on whose behalf such Common Shares were deposited and must be actually received by the Depositary at the office at which such Common Shares were deposited before the Common Shares are taken up or taken up and paid for, as described above. Any such notice of withdrawal must:

   (a) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy;

   (b) be signed by or on behalf of the person who signed the Letter of Transmittal accompanying the Common Shares that are being withdrawn;

   (c) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder of the Common Shares to be withdrawn and the certificate number shown on each certificate evidencing the Common Shares to be withdrawn; and

   (d) be actually received by the Depositary within the time specified above.

Any signature in the withdrawal notice must be guaranteed by an Eligible Institution, except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal, or will incur any liability for failure to give such information. All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding.

Any Common Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 2 of the Offer, "Manner and Time of Acceptance".

If the Offeror is delayed in its acceptance for payment of Common Shares or is unable to accept for payment or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares deposited hereunder may be retained by the Depositary on behalf of the Offeror and such Common Shares may not be withdrawn except to the extent that depositing holders of Common Shares are entitled to withdrawal rights as set forth in this Section 5 or pursuant to applicable law.

In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces or territories of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 20 of the Circular, "Shareholders' Statutory Rights".

6.     Payment  For  Deposited  Common  Shares

Upon the terms and subject to the conditions of this Offer, the Offeror will take up Common Shares validly deposited and not withdrawn as permitted by
Section 5 of this Offer, "Right of Withdrawal" not later than ten days after the expiry of the bid, and will pay for such Common Shares taken up as soon as possible but, in any event, not later than three Business Days after taking up the securities. Any Common Shares deposited pursuant to the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for within 10 days of such deposit.

For the purposes of this Offer, the Offeror will be deemed to have accepted for payment and taken up Common Shares validly deposited and not withdrawn if and when the Offeror gives oral or written notice to the Depositary of its acceptance for payment and taking up of such Common Shares pursuant to this Offer.

The Offeror expressly reserves the right, in its sole discretion, to delay taking up and paying for any Common Shares or to withdraw or terminate this Offer and not take up and pay for any Common Shares upon the non-satisfaction of any condition specified in Section 3 of this Offer, "Conditions of the Offer" that is not waived by the Offeror, by giving oral or written notice thereof to the Depositary. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer.

The Offeror will pay for Common Shares validly deposited pursuant to this Offer and not withdrawn by providing, or causing to be provided, the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to holders of Common Shares who have deposited such securities. Under no circumstances will interest accrue or be paid by the Offeror or Depositary on the purchase price of the Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent for persons who have deposited Common Shares in acceptance of this Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute payment for the Common Shares accepted for payment.

Settlement with each Shareholder will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered Shareholder of the Common Shares so deposited. Unless the person who deposits Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first-class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, the cheque will be forwarded to the address of the holder as shown on the registers maintained by Med Net. Cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

7.     Return  of  Deposited  Common  Shares

Any deposited Common Shares not taken up by the Offeror will be returned, at the expense of the Offeror, to the depositing Shareholder, either by sending new certificates representing Common Shares not purchased or returning the deposited certificates (and other relevant documents) by first class mail in the name of and to the address specified by the depositing Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the registers maintained by Med Net as soon as practicable following the Expiry Time or the withdrawal or termination of the Offer.

8.     Change  in  Capitalization,  Dividends  and  Distributions

If, on or after the date of this Offer, Med Net should split, combine or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken any such action, then the Offeror may, in its sole discretion, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of this Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor).

Common Shares acquired pursuant to this Offer shall be acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities whatsoever and together with all rights and benefits arising therefrom, including the right to all dividends, distributions, payments, securities, rights, assets or other interests that may be declared, paid, issued, distributed, made or transferred on or after the date of this Offer on or in respect of the Purchased Securities. If, on or after the date of this Offer, Med Net should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the Common Shares payable or distributable to Shareholders of record on a date prior to the transfer of Common Shares accepted for purchase pursuant to this Offer into the name of the Offeror or its nominee or transferee on Med Net's transfer register for Common Shares, then:

   (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing holders of Common Shares for the account of the Offeror until the Offeror pays for such Common Shares, and to the extent that such dividends, distributions or payments do not exceed the purchase price per Common Share payable by the Offeror pursuant to this Offer, the purchase price per Common Share payable by the Offeror pursuant to this Offer will be reduced by the amount of any such dividend, distribution or payment; and

   (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest, and in the case of any cash dividend, distribution or payment in an amount that exceeds the purchase price per Common Share, the whole of any such cash dividend, distribution or payment, will be received and held by the depositing Shareholder for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer.

Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interests and may withhold the entire purchase price payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

9.     Notice  and  Delivery

Any notice that the Offeror or the Depositary may give or cause to be given under this Offer will be deemed to have been properly given to holders of Common Shares if it is mailed by ordinary mail to the registered holders of Common
Shares at their respective addresses appearing in the securities registers maintained by Med Net and, unless otherwise specified by applicable law, will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. Subject to applicable law, in the event that post offices in Canada are not open for the deposit of mail, any notice that the Offeror or the Depositary may give or cause to be given under this Offer will be deemed to have been properly given and to have been received by Shareholders if it is given to the TSX for dissemination through its facilities or it is disseminated by news release in Canada, and published once in the national edition of The Globe and Mail or The National Post.

This Offer will be mailed to registered Shareholders and will be furnished by the Offeror to brokers, banks and similar persons whose names, or the names of whose nominees, appear in the securities registers maintained by Med Net, or, if security position listings are available, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to the beneficial owners of Common Shares, where such listings are received.

Wherever this Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the address of the Depositary on the back page of the Circular.

10.     Mail  Service  Interruption

Notwithstanding the provisions of this Offer, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the offices of the Depositary at which the Common Shares were deposited, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Cheques not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing holder at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offeror shall be given to Shareholders in accordance with Section 9 of this Offer, "Notice and Delivery".

11.     Acquisition  of  Common  Shares  Not  Deposited

If the Offer results in the Offeror acquiring at least 95% of the issued and outstanding Common Shares (including any Common Shares held on the date of the Offer by or on behalf of the Offeror and its associates and affiliates), the Offeror reserves the right (and intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to acquire the remaining Common Shares pursuant to the compulsory acquisition provisions of the Companies Act on the same terms on which the Offeror acquired Common Shares pursuant to the Offer. If the Offeror takes up and pays for Common Shares validly deposited under the Offer and acquires less than such percentage thereof or the compulsory acquisition provisions of the Companies Act are otherwise not available, the Offeror reserves the right (and intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable to do so) to acquire, directly or indirectly, all of the Common Shares not deposited under the Offer pursuant to other means in accordance with applicable law, including a Subsequent Acquisition Transaction. The Offeror will cause the Common Shares acquired under the Offer to be voted in favour of such a transaction and to be counted as part of any minority or independent shareholder approval that may be required in connection with such a transaction. See
Section 16 of the Circular, "Acquisition of Common Shares Not Deposited Under the Offer".

12.     Market  Purchases

The Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Common Shares by making purchases through the facilities of the TSX, subject to applicable law, at any time and from time to time prior to the Expiry Time. In no event will the Offeror make any such purchases of Common Shares through the facilities of the TSX until the third clear trading day following the date of the Offer. The aggregate number of Common Shares acquired by the Offeror through the facilities of the TSX during the Offer Period shall not exceed 5% of the outstanding Common Shares as of the date of the Offer and the Offeror will issue and file in Canada a news release forthwith after the close of business on the TSX on each day on which such Common Shares have been purchased. Although the Offeror has no current intention to sell Common Shares taken up under the Offer, it reserves the right, subject to applicable law, to make or enter into an agreement, commitment or understanding at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time.

If the Offeror purchases any Common Shares on the TSX pursuant to the foregoing for a price in excess of that offered pursuant to the Offer, the Offeror will pay such higher amount to each person whose Common Shares are taken up and paid for under the Offer, whether or not such Common Shares have already been taken up pursuant to the Offer, and will immediately so notify the holders of the Common Shares.

13.     Other  Terms  of  the  Offer

   (a) Canadian securities laws applicable to "going private transactions" contain provisions (such as requirements for minority approval and for independent valuations) that, unless exemptions are obtained, might apply to any such arrangement, amalgamation, merger, combination, consolidation or other transaction. These provisions are designed to ensure the procedural and substantive fairness of the transaction from the standpoint of minority shareholders. Should any form of business combination or going private transaction be proposed that requires the approval of a majority of the Shareholders other than the Offeror and affiliates of the Offeror or Med Net, the Offeror intends, subject to applicable law, to treat Common Shares acquired as a result of this Offer as "minority" shares for such purposes and to vote them, or to consider them voted, in favour of such business combination or going private transaction.

   (b) The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

   (c)   NO  BROKER,  DEALER  OR  OTHER  PERSON  HAS BEEN AUTHORIZED TO GIVE ANY
         INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THE OFFER TO PURCHASE, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. No broker, dealer or other person shall be deemed to be the agent of the Offeror or the Depositary for the purposes of the Offer.

   (d) In any jurisdiction in which this Offer is required to be made by a licensed broker or dealer, this Offer shall be made on behalf of the Offeror only by brokers or dealers licensed under the laws of such jurisdiction.

   (e) The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

   (f) The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all matters relating to the interpretation of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, and the validity of any acceptance of this Offer and any withdrawals of Common Shares.

   (g) Any or all of the terms and conditions of the Offer may be waived or modified (subject to applicable law and the terms hereof) by the Offeror without prejudice to any other right which the Offeror may have thereunder by written notice or other communication confirmed in writing to the Depositary at its office set out on the back page of the Circular.

   (h) The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of any such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

The accompanying Circular together with the Offer constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

DATED:  November  7,  2002

                                         MFC  BANCORP  LTD.


                                         (Signed)  MICHAEL  J.  SMITH
                                         President and Chief Executive Officer

                                  THE CIRCULAR

This Circular is furnished in connection with the Offer by the Offeror to purchase all of the outstanding Common Shares of Med Net. The terms and provisions of the accompanying Offer are incorporated into and form part of this Circular. Shareholders should refer to the Offer for details of its terms and conditions including details as to payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer unless separately defined herein or the context otherwise requires.

1.     The  Offeror

The Offeror is a company continued under the laws of the Yukon Territory in Canada and its common shares are quoted for trading on NASDAQ National Market and listed on the Frankfurt Stock Exchange. The Offeror trades on the NASDAQ National Market under the symbol "MXBIF" and on the Frankfurt Stock Exchange under the symbol "MFCGR". The Offeror is active in merchant banking and principally operates through its wholly-owned subsidiary, MFC Merchant Bank S.A., a fully licensed Swiss Bank. The Offeror has an office located at Floor 21, Millennium Tower, Handelskai 94-96, A-1200, Vienna, Austria (Tel: 011 (43) 1 24025 102).

MFC provides specialized merchant banking and corporate finance services internationally. MFC's business focuses on providing innovative finance and advisory services for corporate finance transactions and capital raising. MFC counsels clients on business and financing strategies and the execution of transactions that advance their strategic goals, including mergers, acquisitions, reorganizations and divestitures, and assists in structuring and raising capital. MFC focuses on meeting the financial needs of small to mid-sized public companies and other business enterprises primarily in Europe and North America. MFC specializes in advising and structuring business enterprises involved in unstructured and novel situations where a strong financial partner is needed and traditional, off-the-shelf solutions are not workable. In addition, from time to time, MFC acts as a bridge lender or provides interim financing to business enterprises pending reorganization or prior to their going public to generate fee income and in conjunction with MFC's investment strategies. In furtherance of this strategy, MFC often advises and helps restructure enterprises that are undergoing financial distress or have or are near debt defaults.

For the year ended December 31, 2001, MFC had revenues of $214.2 million and net income of $45.3 million. At December 31, 2001, MFC had cash and cash equivalents of $77.2 million, securities of $75.8 million, total assets of $394.6 million and shareholders' equity of $246.0 million.

ADDITIONAL INFORMATION CONCERNING MFC CAN BE OBTAINED FROM PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH CANADIAN AND OTHER SECURITIES REGULATORY AUTHORITIES, AND THROUGH THE SEDAR WEB SITE (WWW.SEDAR.COM).

2.     Med  Net

The following information concerning Med Net has been taken from and is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources, including the U.S. Securities and Exchange Commission. The Offeror has not independently verified the accuracy or completeness of any of the statements contained herein and taken from or based upon such information. Although the Offeror has no knowledge that would indicate that any of the statements contained herein and taken from or based upon such information are untrue or incomplete, the Offeror does not assume responsibility for the accuracy or completeness of such information, or for any failure by Med Net to disclose publicly events or facts that may have occurred or may affect the significance or accuracy of any such information and that are unknown to the Offeror.

Med Net is in the business of establishing and operating eye care centers in China to provide technically advanced eye care services to people in China. Med Net establishes and operates these centers through co-operative joint ventures with government controlled hospitals in China. Med Net also sells medical supplies, including intraocular lenses, visco-elastic for cataract surgery, sutures and blades and certain ophthalmic and aesthetic products. Med Net currently operates 10 eye care centers and is proposing to open one new center in 2002. Med Net has also entered into agreements to market certain ophthalmic and aesthetic products and operate the business of an intraocular lens manufacturer. Med Net is proposing to open a commercial aesthetic center for laser skin care in 2002. Med Net has an office at 1308 Unicom International Tower, 547 Tian Mu Road West, Shanghai 200070 P.R. China. Med Net's registered office is located at Grosvenor House, 33 Church Street, Hamilton, Bermuda HM12 (Tel: (441) 295-1422).

ADDITIONAL INFORMATION CONCERNING MED NET CAN BE OBTAINED FROM PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH CANADIAN AND OTHER SECURITIES REGULATORY AUTHORITIES, AND THROUGH THE SEDAR WEB SITE (WWW.SEDAR.COM). THE OFFEROR HAS NOT PREPARED ANY SUCH DOCUMENTATION AND ACCEPTS NO LIABILITY OR RESPONSIBILITY FOR THE DISCLOSURE CONTAINED THEREIN.

3.     Purpose  of  the  Offer

The purpose of the Offer is for the Offeror, its affiliates and associates to purchase, upon and subject to the terms and conditions of the Offer, Common Shares for investment purposes. As the Common Shares have a limited public market float and limited trading activity, the Offeror determined that the Offer was the best method of purchasing Common Shares not held by it. The Offeror believes that if a significant number or all of the outstanding Common Shares not held by the Offeror are tendered under the Offer and acquired by the Offeror, it will provide stability in the ownership of Med Net and will allow the Offeror to provide expertise with respect to, and allow management to focus on, the operations of Med Net. If the Offeror acquires a sufficient number of Common Shares under the Offer and if permitted by applicable law, subsequent to the completion of the Offer, the Offeror may delist the Common Shares from the TSX and may apply to cause Med Net to cease to be a reporting issuer under Canadian securities laws in order to reduce Med Net's operating costs. See
Section  10  of  the  Circular,  "Effect  of  the  Offer on Market and Listing".

4.     Reasons  to  Accept  the  Offer

Shareholders should consider the following factors in making their decision to accept or not to accept the Offer:

   (a) Substantial Premium. The Offer represents an opportunity for Shareholders to receive $1.15 in cash per Common Share, representing a premium of 21% over $0.95, which was the closing price of the Common Shares on November 6, 2002. The average closing price for the 30 and 5 trading day periods ending November 6, 2002 were approximately $1.01 and $0.95, respectively, such that the Offer represents a premium to such prices of approximately 15% and 21%, respectively.

   (b) Liquidity. The Common Shares have a limited public market float and limited trading activity. The average daily volume of the Common Shares for the 12 month, 6 month and 3 month periods ended October 31, 2002 was approximately 695, 123 and 126, respectively. Moreover, the Common Shares only traded on 8 trading days in the 20 trading days immediately preceding the announcement of the Offer.

5.     Beneficial  Ownership  of  Common  Shares

As of May 16, 2002, Med Net had 3,463,758 Common Shares outstanding. The Offeror owns 317,536 Common Shares or approximately 9.2% of the outstanding Common Shares. Except for such Common Shares, neither the Offeror, nor any of the directors or senior officers of the Offeror, nor, to the knowledge of the Offeror, after reasonable enquiry, any associate of the directors or senior officers of the Offeror, or any person acting jointly or in concert with the Offeror, owns or exercises control or direction over securities of Med Net. To the knowledge of the Offeror and its directors and senior officers, based upon a review of publicly available documents, as at May 16, 2002, the following person owns or exercises control or direction over 10% or more of any class of equity or voting securities of Med Net:


                                                       Percentage of Outstanding
    Shareholder     Number of Common Shares Held             Common Shares
    -----------     ----------------------------       -------------------------
   Mercer                      806,579                            23%
   International
   Inc.(1)
-----------------
(1)  Jimmy  S.H. Lee, the Chairman and a director of Med Net, is also a trustee,
     President  and  Chief  Executive  Officer  of  Mercer  International  Inc.
     ("Mercer").  Mr. Lee  disclaims beneficial ownership over the shares of Med
     Net held by Mercer as  that  power  rests  with  the  Board  of  Trustees of  Mercer.


6.     Commitments  to  Acquire  Securities

Neither the Offeror, nor any of its directors or officers, nor to the knowledge of the Offeror, after reasonable enquiry, any associate of such directors or officers, any person holding more than 10% of any class of equity securities of the Offeror or any person acting jointly or in concert with the Offeror have entered into any commitments to acquire any securities of Med Net.

7.     Arrangements  Between  the  Offeror  and  Certain Shareholders of Med Net

There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Med Net and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office following the completion of the Offer. There are no agreements, arrangements or understandings, formal or informal, between the Offeror and any Shareholder with respect to the Offer or between the Offeror and any person or company with respect to any securities of Med Net in relation to the Offer.

8.     Source  of  Funds

The Offeror estimates that, if it acquires all of the Common Shares outstanding as of the date of the Offer, the total amount of funds required to purchase such Common Shares will be approximately $3.6 million. The Offeror estimates that the fees and expenses of the Offer will be approximately $75,000. The Offeror intends to provide such funds from its cash reserves. See Section 1 of the Circular, "The Offeror".

9.     Market  for  Common  Shares

The Common Shares are listed for trading on the TSX under the symbol "MDT". The volume of trading and price ranges of the Common Shares on the TSX for the periods indicated are as follows:


                               High              Low              Volume
                             --------          -------          ----------
2001
November                     $  0.65           $  0.65            20,947
December                        1.00              0.95            82,927
2002
January                         1.50              1.00            12,569
February                        1.40              1.00            11,091
March                           1.45              1.00             7,835
April                           1.45              0.95            23,133
May                             0.95              0.95             1,874
June                            0.95              0.95             1,983
July                            0.95              0.95             3,363
August                          1.45              0.95             2,033
September                       1.45              0.95             3,500
October                         1.01              0.95             2,396


The closing price of the Common Shares on the TSX on November 6, 2002, the last trading day prior to the announcement of the Offer, was $0.95.

10.     Effect  of  the  Offer  on  Market  and  Listing

The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of holders of Common Shares, and, depending on the number of holders depositing and the number of Common Shares purchased under the Offer, could adversely affect the liquidity and the market value of the remaining Common Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of holders of Common Shares, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX.

If the Offeror acquires a sufficient number of Common Shares under the Offer and if permitted by applicable law, subsequent to the completion of the Offer, the Offeror may delist the Common Shares from the TSX and may apply to cause Med Net to cease to be a reporting issuer under Canadian securities laws.

11.     Trading  in  Common  Shares

No securities of Med Net have been traded during the six month period preceding the date of the Offer by the Offeror, by directors or officers of the Offeror, or, to the knowledge of the directors and officers of the Offeror, by any associate of a director or officer of the Offeror, any person or company holding more than 10% of the outstanding Common Shares or any person or company acting jointly or in concert with the Offeror.

12.     Dividend  Policy

No dividends have been paid by Med Net in the past two years and Med Net does not anticipate paying any dividends in the foreseeable future.

13.     Previous  Distributions

Except as otherwise provided below, to the knowledge of the Offeror, based on publicly available information, there were no distributions of Common Shares effected by Med Net during the previous five years, excluding securities purchased or sold pursuant to the exercise of stock options. On May 12, 2000, Med Net entered into an amalgamation agreement with Conqueror Holdings Ltd.
("Conqueror") pursuant to which Conqueror amalgamated with a newly created wholly-owned subsidiary of Med Net. Pursuant to the agreement, the Conqueror shareholders exchanged their Conqueror common shares for Med Net Common Shares on the basis of 0.085 Med Net Common Shares for each Conqueror share held. As a result, Med Net issued 538,032 Common Shares or 15.5% of its then issued and outstanding share capital.

14.     Material  Changes  and  Other  Information

The Offeror has no information which indicates any material change in the affairs of Med Net which has not been publicly disclosed since the date of the last published financial statements of Med Net for the year ended December 31, 2001. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

15.     Depositary

CIBC Mellon Trust Company will act as the Depositary for the receipt of certificates in respect of the Common Shares, Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Common Shares purchased by the Offeror pursuant to the Offer, if any. The Depositary will receive reasonable and customary compensation from the Offeror for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.
No broker, dealer, bank or trust company shall be deemed to be the agent of the Offeror or the Depositary for the purposes of this Offer.

16.     Acquisition  of  Common  Shares  Not  Deposited  Under  the  Offer

Compulsory  Acquisition

The purpose of the Offer is for the Offeror to acquire all of the outstanding Common Shares. If the Offer results in the Offeror acquiring at least 95% of the outstanding Common Shares (including Common Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates and associates), the Offeror will be entitled to and reserves the right (and intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to acquire (a "Compulsory Acquisition"), pursuant to the compulsory acquisition provisions of the Companies Act, the remainder of the Common Shares on the same terms on which the Offeror acquired Common Shares pursuant to the Offer.

To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each holder of Common Shares who did not accept the Offer (and to each person who subsequently acquires any such Common Shares) (in each case, a "Dissenting Offeree") of the proposed acquisition and shall be entitled and bound to acquire the Common Shares of the Dissenting Offerees on the terms set out in the notice unless a Dissenting Offeree applies to the Supreme Court in Bermuda for an appraisal of such Common Shares. A Dissenting Offeree to whom a notice has been given as provided above may, within one month of receiving the notice, apply to the Supreme Court in Bermuda to appraise the value of the Common Shares to be purchased from him and the Offeror shall be entitled to acquire the shares at the price fixed by the court. Within one month of the court appraising the value of any Common Shares, the Offeror shall be entitled either (i) to acquire all of the Common Shares involved at the price fixed by the court, or (ii) cancel the notice in respect of such acquisition. Where the court has appraised the value of the Common Shares and the Offeror has prior to the appraisal acquired any Common Shares by virtue of a notice as provided above, then within one month of the court appraising the value of the Common Shares if the price of such shares paid to any Shareholder is less than that appraised by the court, the Offeror shall either (i) pay to such Shareholder the difference in the price paid to him and the price appraised by the court, or
(ii)  cancel  the notice
given in connection with such acquisition and return to the Shareholder any shares acquired and the Shareholder shall repay to the Offeror the purchase price.

The foregoing is a summary only. The summary is not intended to be exhaustive and is qualified in its entirety by the provisions of Section 103 of the Companies Act. Shareholders should refer to Section 103 of the Companies Act for the full text of the relevant statutory provisions. Shareholders who wish to be better informed about these provisions should consult their legal advisors.

Subsequent  Acquisition  Transaction

If the Offeror takes up and pays for Common Shares validly deposited under the Offer and the foregoing statutory right of acquisition is not available or the Offeror elects not to pursue such right, the Offeror will be entitled to and reserves the right (and intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to pursue other means of acquiring, directly or indirectly, all the Common Shares in accordance with applicable law, including by way of a statutory arrangement, amalgamation, reorganization or other transaction involving Med Net and either the Offeror or an affiliate of the Offeror for the purposes of enabling the Offeror to acquire all of the Common Shares not deposited under the Offer (a "Subsequent Acquisition
Transaction"). The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Common Shares acquired pursuant to the Offer. In the event of a Subsequent Acquisition Transaction, Shareholders, other than the Offeror and its affiliates, could receive cash, preferred shares (which may be immediately redeemable for cash), debt or any combination thereof. The consideration offered to holders of the Common Shares in a Subsequent Acquisition Transaction could have a higher or lower value than the value of the consideration offered for the Common Shares pursuant to the Offer.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value for their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the Shareholder, could lead to a judicial determination of fair value required to be paid to such dissenting Shareholder for its Common Shares. The fair value so determined could be more or less than, or equal to, the value of the consideration paid per Common Share pursuant to the Subsequent Acquisition Transaction or pursuant to the Offer.

Each type of Subsequent Acquisition Transaction described above would constitute a "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations, Rule 61-501 and Policy Q-27. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "going private transaction" carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 do not apply to such transaction. The Offeror intends to carry out any such going private transaction in accordance with Rule 61-501 and Policy Q-27 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply to the going private transaction.

Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction or a related party transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and to provide to the holders of the affected securities a summary of such valuation. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Policy Q-27 or any rule promulgated in substitution therefor, exempting Med Net or the Offeror or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the Companies Act may require the approval of at least 75% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" shareholders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC or CVMQ. In relation to the Offer and any going private transaction, the "minority" holders will be all Shareholders other than the Offeror, its directors and senior officers or any associate or affiliate of the Offeror or its directors or senior officers or any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or any subsequent going private transaction. Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of such going private transaction if the consideration for each security in the going private transaction is at least equal in value to and in the same form as the consideration paid under the Offer and the transaction is completed within 120 days of the expiry of the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the Offer and the Offeror intends to cause Common Shares acquired under the Offer to be voted in favour of such transaction.

In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek the fair value of the Common Shares or a substantially equivalent right is made available to the minority shareholders.

The details of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the minority holders of Common Shares, would necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. There can be no assurance that any such transaction will be proposed or, if proposed, that it will be effected.

Shareholders should consult their legal advisor for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Other  Alternatives

If the Offeror proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval, or otherwise does not complete a Subsequent Acquisition Transaction, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or otherwise, or taking no further action to acquire additional Common Shares. Any additional purchase of Common Shares could be at a price greater than, equal to or less than the price to be paid for the Common Shares under the Offer and could be for cash and/or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at a price then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

Judicial  Developments  Regarding  Subsequent  Acquisition  Transactions

Certain judicial decisions may be considered relevant to any going private transaction that may be proposed or effected subsequent to the Expiry Time. Canadian courts have, in a few instances prior to the adoption of Rule 61-501 and Policy Q-27, granted preliminary injunctions to prohibit transactions involving certain going private transactions. The current trend in both legislation and Canadian jurisprudence is toward permitting going private transactions to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

17.     Certain  Tax  Consequences

The following is a general summary of the principal Canadian federal income tax considerations relevant to Shareholders who dispose of their Common Shares pursuant to the Offer.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN LEGAL OR TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF DISPOSING OF
THEIR COMMON SHARES PURSUANT TO THE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF SUCH TRANSACTIONS UNDER PROVINCIAL, LOCAL AND FOREIGN TAX LAWS.

The summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Canadian Minister of Finance prior to the date hereof and the Offeror's understanding of the current administrative and assessing policies and practices published by the CCRA. This summary does not otherwise take into account or anticipate any changes in the law, whether by way of judicial decision or legislative action, nor does it take into account provincial, territorial or foreign tax legislation or considerations.

The summary assumes that the Shareholders deal at arm's length with the Offeror and Med Net, are not "financial institutions" as defined in the Tax Act, and hold their Common Shares as capital property. Common Shares will generally constitute capital property to a Shareholder unless such Common Shares are held by the Shareholder in the course of carrying on a business of trading or dealing in securities or were acquired in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian resident Shareholders whose Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the election permitted by subsection 39(4) of the Tax Act.

Residents  of  Canada

A Shareholder that is resident in Canada, or deemed to be resident in Canada for purposes of the Tax Act, whose Common Shares are taken up and paid for under the Offer will realize a capital gain (or capital loss) to the extent that the proceeds received for the Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Shareholder of the Common Shares.

A Shareholder that is resident in Canada, or deemed to be resident in Canada for purposes of the Tax Act, will be required to include one-half of the amount of any resulting capital gain (the "taxable capital gain") in income, and may generally deduct one-half of the amount of any resulting capital loss (the "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

The Tax Act imposes an additional refundable tax of 62/3% on certain investment income, including taxable capital gains, earned by a Canadian-controlled private corporation. This tax is refundable when the corporation pays taxable dividends (at the rate of one dollar for every three dollars of taxable dividends paid). Capital gains realized by an individual or a trust, other than certain specified trusts, may also give rise to alternative minimum tax under the Tax Act.

As described under the heading "Acquisition of Common Shares Not Deposited Under the Offer" above, the Offeror may, in certain circumstances, acquire Common Shares pursuant to the compulsory acquisition provisions of the Companies Act. The income tax consequences to a Shareholder of a disposition of Common Shares in such circumstances generally will be as described above.

If the compulsory acquisition provisions of the Companies Act are not utilized, the Offeror may propose a Subsequent Acquisition Transaction to acquire the remaining Common Shares. The income tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as or materially different from that described above. Depending upon the manner in which the Subsequent Acquisition Transaction is carried out, the income tax consequences to a Shareholder may include a deemed dividend, a capital gain or capital loss, or both a deemed dividend and a capital gain or capital loss. The income tax consequences to a Shareholder who dissents with respect to a Subsequent Acquisition Transaction and receives the fair value of the Shareholder's Common Shares will also depend upon the nature of such transaction and may include a deemed dividend, a capital gain or capital loss, or both a deemed dividend and a capital gain or capital loss. The amount of any such deemed dividend will reduce the proceeds of disposition for purposes of calculating the Shareholder's capital gain or capital loss on the disposition of the Common Shares to which the deemed dividend relates. The calculation and income tax treatment of any such capital gain or capital loss would be as described above.

Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Non-Residents  of  Canada

A Shareholder that is not resident in Canada and not deemed to be resident in Canada for purposes of the Tax Act will not be liable for any income tax under the Tax Act on any capital gains realized by the non-resident Shareholder on the disposition of Common Shares pursuant to the Offer or pursuant to a compulsory acquisition under the provisions of the Companies Act, provided that the Common Shares do not represent "taxable Canadian property" to the Shareholder for purposes of the Tax Act.

If the Offeror does not acquire all the Common Shares pursuant to the Offer or by means of a compulsory acquisition pursuant to the Companies Act, it may propose a Subsequent Acquisition Transaction to acquire the remaining Common Shares. The income tax treatment of a Subsequent Acquisition Transaction to a non-resident shareholder will depend on the manner in which the transaction is carried out and may be substantially the same as or materially different from that described above.

Shareholders who are not residents of Canada, for purposes of the Tax Act, should consult with their own tax advisers with respect to the tax consequences in their jurisdiction of residence of tendering their Common Shares pursuant to the terms and conditions of the Offer, pursuant to a compulsory acquisition under the provisions of the Companies Act and with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

18.     Acceptance  of  the  Offer

The Offeror has no knowledge regarding whether any Shareholders will accept the Offer.

19.     Financial  Statements

The most recent interim financial statements of Med Net are not included herein and will be sent without charge to any Shareholder upon request.

20.     Shareholders'  Statutory  Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

21.     Directors'  Approval

The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of the Offeror.

                                   CERTIFICATE

The foregoing contains no untrue statements of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. The present take-over bid circular does not contain any misrepresentation likely to affect the value or market price of the Common Shares subject to the bid.

DATED:  November  7,  2002


     (Signed)     MICHAEL  J.  SMITH             (Signed)     ROY  ZANATTA
                  President  and  Chief                       Secretary
                  Executive  Officer




On  behalf  of  the  Board  of  Directors

     (Signed)     SOK  CHU  KIM                  (Signed)     OQ-HYUN  CHIN
                  Director                                    Director

                        THE DEPOSITARY FOR THE OFFER IS:


                            CIBC MELLON TRUST COMPANY

                                     By Mail

                                  P.O. Box 1036
                         Adelaide Street Postal Station
                                Toronto, Ontario
                                     M5C 2K4

                               By Hand or Courier

                                 199 Bay Street
                               Commerce Court West
                                Securities Level
                                Toronto, Ontario
                                     M5L 1G9

                              Tel:  (416) 643-5500
                            Toll Free: 1-800-387-0825
                              Fax:  (416) 643-3148
                         Email: inquiries@cibcmellon.com



ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY SHAREHOLDERS TO THE
    DEPOSITARY AT THE TELEPHONE NUMBERS OR LOCATIONS SET FORTH ABOVE OR TO THE OFFEROR, C/O RENE RANDALL, SUITE 1620, 400 BURRARD STREET, VANCOUVER, BRITISH
                COLUMBIA, CANADA  V6C 3A6 (TEL: (604) 683-8286).